Exhibit 10.6
IOMAI CORPORATION
AMENDED AND RESTATED
1999 DIRECTORS’ COMPENSATION PLAN
GOAL: To establish a Directors’ Compensation Plan that will provide payment of fees to eligible directors of Iomai Corporation (the “Company”).
ADMINISTRATION: The Directors’ Compensation Plan shall be administered by the Compensation Committee appointed by the Board. In the absence of a Compensation Committee, the Directors’ Compensation Plan shall be administered by the Board.
ELIGIBILITY: Each Outside Director (as that term is used in the Stockholders’ Agreement dated as of December 4, 2002 by and among the Company and the signatories thereto) is eligible to receive fees under the Directors’ Compensation Plan. Each director who does not represent directly or indirectly a holder of 10% or more of the common stock, par value $0.01 per share, of the Company (an “Eligible Director”) shall also be eligible to receive fees under the Directors’ Compensation Plan. At the time such fees are payable, an Outside Director or Eligible Director’s status with the Company must be in good standing and such director must also satisfy any other requirements established by the Compensation Committee. An Outside Director that is also an Eligible Director shall only be entitled to receive Outside Director’s fees.
FEE PAYMENT: With respect to Outside Directors, annual compensation is as follows: (a) $20,000 per year, payable quarterly in arrears and (b) an option to acquire 100,000 shares of Common Stock of the Company pursuant to the 1999 Stock Incentive Plan at an exercise price equal to the fair market value of such Common Stock on the date the Company grants such option each year (the “Grant Date”), such option to become exercisable as to 25% of such shares on each of the next four anniversaries of the Grant Date. With respect to Eligible Directors, the fees payable hereunder shall be in the amount of $5,000 per quarter, payable in arrears.
DEFERRAL ELECTIONS: To avoid constructive receipt (and, thus, taxation) of the fees at the time each such fee is payable, the Compensation Committee may permit Outside Directors and Eligible Directors to elect, in accordance with procedures to be adopted by the Compensation Committee, to defer receipt of the fees to a date certain in the future. Amendments to such deferral elections may be permitted by the Compensation Committee in accordance with such rules as are consistent with the continued tax deferral of the fee amounts.
Effective as of: January 23, 2003